Exhibit 99.1

       WALTER INDUSTRIES ANNOUNCES SIGNIFICANT INCREASE TO LONG-TERM MINE
                     PRODUCTION PLAN AT JIM WALTER RESOURCES

PR Newswire -- May 18, 2005

TAMPA, Fla., May 18 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) announced today that Jim Walter Resources is increasing its long- term metallurgical coal production estimates. The revised plan calls for an additional 4.4 million tons of low-vol metallurgical coal to be mined and available for sale, primarily over the 2006 - 2009 period.

The revised plan is principally the result of accelerating the previously announced $135 million east expansion of Mine No. 7, a significant improvement in the longwall advance rate in the Mine No. 7 north panel and the development of Mine No. 7's southwest longwall panel. The expansion will be facilitated by the addition of new longwall shields and increased hoist capacity at Mine No. 7. All planned production capacity increases will consist of low-vol metallurgical coal as follows (in millions of tons of coal):

                              2006      2007     2008      2009
                              ----      ----     ----      ----
Increase in Capacity           0.4       1.4      1.8       0.7
New Expected Capacity          6.9       7.9      7.9       8.8

"Our leadership team at Jim Walter Resources has again demonstrated their ability to uncover opportunities to expand production and capitalize on the continued strong worldwide metallurgical coal markets," said Don DeFosset, Chairman and CEO of Walter Industries. "Not only are we increasing capacity more rapidly than originally projected, but we will achieve these production increases by accelerating, but not increasing, our capital spending."

Walter Industries, Inc. is a diversified company with revenues of $1.5 billion. The Company is a leader in affordable homebuilding, related financing, and water transmission products, and is a significant producer of high-quality metallurgical coal for worldwide markets. Based in Tampa, Fla., the Company employs approximately 5,100 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President-Financial Services at (813) 871-4404, or visit the Company Web site at http://www.walterind.com .

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Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

SOURCE  Walter Industries, Inc.
    -0-                             05/18/2005
    /CONTACT: Joe Troy, Senior Vice President-Financial Services, Walter Industries, +1-813-871-4404/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.walterind.com /